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2018 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of December l, 2016 by and among Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, A Division of PNC Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Wells Fargo Bank, National Association as Certificate Administrator and Trustee and Park Bridge Lender Services, LLC as Operating Advisor Asset Representations Reviewer relating to the Morgan Stanley Capital I Trust 2016-UBS12, Commercial Mortgage Pass-through Certificates, Series 2016-UBS12 (MCSI 2016-UBS12)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.        All servicing activities and performance of such serv1cmg activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.        A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2018 to December 31, 2018 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.        To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the term of the Pooling Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified here in.

Certified by: /s/ Adam Singer

Adam Singer, Managing Director

Date: March l, 2019